Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated June 25, 2022

Registration Statement No. 333-256632

META MATERIALS INC.

This free writing prospectus relates to the Registration Statement on Form S-3 (File No. 333-256632) (the “Registration Statement”) that Meta Materials Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and was declared effective on June 14, 2021.

On June 25, 2022, the Company’s President, Chief Executive Officer and Director, George Palikaras, published a Twitter post responding to questions from the public also posted on Twitter related to the Company’s registered direct offering announced on June 24, 2022 relating to the Registration Statement. A copy of the Twitter post is attached as Appendix A.

The Company has filed a Registration Statement (including a prospectus) with the SEC relating to its securities to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Appendix A

June 25, 2022 Twitter Post from George Palikaras

“What I can say at this stage is that we will be using the cash to support our strategic growth plan and maximise META’s #leverage in everything we are working on right now. Next week we will communicate a lot more details as soon as the 8K is filled [sic]. Looking forward to Q2 results”